Exhibit 7

CITIBANK, N.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET	Citibank, N.A. and Subsidiaries

	March 31,	December 31,
	(Unaudited)
In millions of dollars, except shares	2009	2008

Assets
Cash and due from banks	$24,479	$22,107
Deposits with banks	148,462	156,774
Federal funds sold and securities purchased under agreements to resell	21,747	41,613
Trading account assets (including $9,924 and $12,092 pledged to creditors at March 31, 2009 and December 31, 2008, respectively)	165,032	197,052
Investments (including $2,371 and $3,028 pledged to creditors at March 31, 2009 and December 31, 2008, respectively)	168,782	165,914
Loans, net of unearned income	528,104	555,198
Allowance for loan losses	(19,443)	(18,273)

Total loans, net	$508,661	$536,925
Goodwill	9,706	10,148
Intangible assets	7,423	7,689
Premises and equipment, net	4,959	5,331
Interest and fees receivable	6,662	7,171
Other assets	77,648	76,316

Total assets	$1,143,561	$1,227,040

Liabilities
Non-interest-bearing deposits in U.S. offices	$86,245	$59,808
Interest-bearing deposits in U.S. offices	160,306	180,737
Non-interest-bearing deposits in offices outside the U.S.	32,890	33,769
Interest-bearing deposits in offices outside the U.S.	432,378	480,984

Total deposits	$711,819	$755,298
Trading account liabilities	79,634	110,599
Purchased funds and other borrowings	102,589	116,333
Accrued taxes and other expenses	6,475	8,192
Long-term debt and subordinated notes	88,525	113,381
Other liabilities	44,338	40,797

Total liabilities	$1,033,380	$1,144,600

Citibank stockholder’s equity
Capital stock ($20 par value) outstanding shares: 37,534,553 in each period	$751	$751
Surplus	102,219	74,767
Retained earnings	23,724	21,735
Accumulated other comprehensive income (loss) (1)	(17,373)	(15,895)

Total Citibank stockholder’s equity	$109,321	$81,358
Noncontrolling interest	860	1,082

Total equity	$110,181	$82,440

Total liabilities and equity	$1,143,561	$1,227,040

(1)	Amounts at March 31, 2009 and December 31, 2008 include the after-tax amounts for net unrealized gains (losses) on investment securities of ($8.535) billion and ($8.008) billion, respectively, for FX translation of ($6.070) billion and $(3.964) billion, respectively, for cash flow hedges of ($2.116) billion and ($3.247) billion, respectively, and for pension liability adjustments of ($652) million and ($676) million, respectively.
See Notes to the Unaudited Consolidated Financial Statements.
CITIGROUP — 2009 FIRST QUARTER 10-Q

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